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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2006, relating to the consolidated financial statements and financial statement schedules of CNA Surety Corporation and subsidiaries, and management's report on the effectiveness of internal control over financial reporting appearing in, and incorporated by reference in, the Annual Report on Form 10-K of CNA Surety Corporation and subsidiaries for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
December 20, 2006